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                                                                   Exhibit 10.15


                          STRATEGIC ALLIANCE AGREEMENT

         This Strategic Alliance Agreement ("Agreement") is made and entered into as of October 2, 2001 by and between Bruker AXS Inc., a Delaware corporation with its principal place of business in Madison, Wisconsin ("BAXS") and GeneFormatics Incorporated, a California corporation with its principal place of business in San Diego, California ("GFI").

                                   WITNESSETH:

         WHEREAS, GFI is a leading structural proteomics company which intends to conduct a round of financing with respect to GFI's Series C Preferred Stock ("Series C Financing") and to purchase from BAXS X-ray single crystal diffraction ("XSCD") systems and related equipment ("XSCD Products");

         WHEREAS, BAXS is a leading XSCD company which desires to (i) sell to GFI XSCD Products and to provide certain support and maintenance services relating thereto, and (ii) make a One Million Dollar ($1,000,000) investment in GFI as part of the Series C Financing ("BAXS Investment"); and

         WHEREAS, the parties desire to work together with respect to XSCD for structural proteomics;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto hereby agree as follows:

         1.0 TECHNOLOGICAL COLLABORATION

         The parties shall work together in the following areas as may be mutually agreed from time to time:

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS EXHIBIT, WHICH PORTIONS HAVE BEEN OMITTED AND REPLACED WITH [**] AND FILED SEPARATELY WITH THE COMMISSION.


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             1.1 GFI shall make a material investment in XSCD. GFI is in the process of developing a specific XSCD strategy in conjunction with Tony Kossiakoff, Ph.D., a world class XSCD scientist at the University of Chicago and an exclusive consultant to GFI in the fields of structural genomics and structural proteomics.

             1.2 In conjunction with developing such strategy, GFI shall work with BAXS to incorporate BAXS' capabilities into such strategy. This shall include, among other items, the following:

                 1.2.1 It is anticipated that GFI will initially [**]from
BAXS.

                 1.2.2 It is anticipated that, as part of a second phase, GFI may expand its technology platforms for protein structure and function discovery by [**].

             1.3 The XSCD lab at GFI may serve as a test site for future capabilities.

             1.4 GFI may provide BAXS access to GFI's experimental protocols and methods for automated crystallization and sample purification and preparation.

         2.0 INVESTMENT

             GFI intends to undergo a Series C Financing during the calendar year 2001. BAXS shall make the BAXS Investment in cash and stock as part of the Series C Financing; provided, however, that such investment is required to be made by BAXS only if GFI closes the Series C Financing during the 2001 calendar year and GFI receives at least [**] in such Series C Financing (including the BAXS Investment and the investments of any affiliates of BAXS). The BAXS

[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Investment shall be comprised of $500,000 of cash and $500,000 of BAXS stock.
The BAXS stock shall be valued at (a) if the Series C Financing closes prior to September 15, 2001, $7.00 per share; and (b) if the Series C Financing closes after September 15, 2001, (i) the fair market value thereof as determined by the BAXS Board of Directors in agreement with GFI if the initial public offering of BAXS has not yet been declared effective, or (ii) the average closing price over the ten (10) NASDAQ trading days ending three
(3) days prior to the closing date of the Series C Financing, if the initial public offering of BAXS has been declared effective. BAXS' completion of the BAXS Investment is subject to the following:

             2.1 BAXS shall invest at a valuation and on terms and conditions no less favorable than those provided to any other investor in GFI's Series C Preferred Stock.

             2.2 If such Series C Financing is not closed on or before December 31, 2001, this Section 2.0 shall be of no further force or effect.

         3.0 SALE AND PURCHASE OF XSCD PRODUCTS

             Subject to closing of the BAXS Investment, GFI may from time to time submit purchase orders for XSCD Products.

         4.0 PREFERRED CUSTOMER STATUS

             Given the parties' desire to create a strategic alliance hereunder, BAXS shall sell XSCD Products and support to GFI at [**] prices, terms, and other conditions; provided, however, GFI acknowledges that this also has to be a win-win situation for BAXS, and that BAXS needs to receive its [**] margins on any purchases of XSCD Products and support by GFI.

[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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         5.0 EXPENSES

             Each party shall be responsible for its own expenses in connection with the execution of, and performance under, this Agreement.

         6.0 EXCLUSIVITY

             Subject to the terms and conditions contained herein and except for XSCD Products not offered by BAXS, for the term of this Agreement, including any extension thereof, BAXS shall be the sole and exclusive supplier of XSCD Products to GFI.

         7.0 TERM

             7.1 The term of this Agreement shall commence as of the date of this Agreement and continue for three (3) years thereafter, unless terminated earlier as set forth herein. Upon mutual written agreement of the parties prior to each expiration date, the term of this Agreement may be extended for a series of successive two (2) year periods.

             7.2 Either party may terminate this Agreement effective immediately and without liability upon written notice to the other party if any one of the following events occurs: (a) the other party files a voluntary petition in bankruptcy or otherwise seeks protection under any law for the protection of debtors; (b) a proceeding is instituted against the other party under any provision of the Federal Bankruptcy Code or equivalent legislation of a foreign jurisdiction which is not dismissed within ninety (90) days; (c) the other party is adjudicated bankrupt; (d) a court assumes jurisdiction of the assets of the other party under a federal reorganization act or equivalent legislation of a foreign jurisdiction; (e) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other party; (f) the other party becomes insolvent, ceases or suspends


[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.


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business; (g) the other party makes an assignment of the majority of its assets for the benefit of its creditors, or (h) the BAXS Investment is not made in calendar year 2001.

             7.3 Either party may terminate this Agreement effective immediately and without liability upon written notice to the other party if a party breaches a material obligation hereunder and does not cure such breach within [**] after receiving notice of such breach from the other party.

             7.4 The provisions of Sections 5, 7.4, 8, 10 and 11 shall survive termination or expiration of this Agreement.

         8.0 CONFIDENTIALITY

             Each party shall itself, and shall cause its employees to, keep confidential and refrain from using, except to the extent necessary to perform the obligations set forth under this Agreement, all technology and all confidential business and technical information disclosed to such party by the other party. The foregoing shall not apply to such information that a party can demonstrate (i) was known to such party before it was disclosed to such party,
(ii) was known to the public at the time of disclosure, or subsequently becomes so known through no act or omission of such party, (iii) is received by such party from a third party not under any obligation of confidentiality, (iv) is owned by such party or (v) is developed by such party independently of any disclosure hereunder. A party shall disclose such confidential information of the other party only to those of its employees having a need to know and who have agreed to be bound by duties of confidentiality no less protective than those contained herein.

[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.


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         9.0 PUBLICITY

             Promptly upon the execution of this Agreement, the parties shall issue a mutually agreeable joint press release which shall refer to the parties' strategic relationship and BAXS' equity investment in GFI.

         10.0 OWNERSHIP

              10.1 This Agreement shall not give either party any ownership interest in or rights to the patent rights, copyrights, trade secrets or any other intellectual property rights ("IP Rights") of the other party, and all IP Rights that are owned or controlled by a party at the commencement of this Agreement shall remain under the ownership or control of such party.

              10.2 Each party shall own the entire right, title and interest in any inventions, discoveries, improvements, works of authorship, computer software, algorithms, or the like it may invent, make, author, or otherwise develop under or in connection with this Agreement, including all IP Rights relating thereto. Such party shall have the sole authority to determine what intellectual property protection, if any, it desires to seek for such items.

              10.3 The parties [**] all inventions, discoveries, improvements, works of authorship, computer software, algorithms, or the like they [**] invent, make, author, or otherwise develop under or in connection with this Agreement, and shall [**].

         11.0 MISCELLANEOUS PROVISIONS

              11.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.


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              11.2 Nothing contained herein shall be construed as constituting a joint venture, partnership or other form of business organization. The parties have entered into this Agreement solely as independent contractors, and neither party shall have any authority to bind or commit the other party.

              11.3 All notices given hereunder shall be in writing, sent by certified mail, return receipt requested, addressed as follows, provided that a party may change its address for notices by notice thereof:

                  If to BAXS:     Bruker AXS Inc.
                                  5465 E. Cheryl Parkway
                                  Madison, WI 53711
                                  Attn.:  President

                  If to GFI:      GeneFormatics Incorporated
                                  5830 Oberlin Drive, Suite 200
                                  San Diego, CA 92121-3754
                                  Attn.:  President and Chief Executive Officer

              11.4 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

              11.5 This Agreement constitutes the entire agreement between the parties concerning its subject matter and supersedes any prior or contemporaneous agreements and understandings in connection therewith, including, without limitation, that certain Non-Binding Letter of Intent for Strategic Partnership in Structural Proteomics by and among GFI, BAXS and certain affiliates of BAXS. This Agreement may be amended or waived only by a written instrument executed by both parties.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENEFORMATICS INCORPORATED                 BRUKER AXS INC.


By: /s/ John P. Schmid                     By: /s/ Martin Haase
   --------------------------                  -------------------------------

Title: Chief Financial Officer             Title: President and
      -----------------------                       Chief Executive Officer
                                                  ----------------------------

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